Exhibit 10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 34 to Registration Statement No. 2-58521 of Merrill Lynch Basic Value Fund, Inc. (the “Fund”) on Form N-1A of our reports dated August 23, 2004 for the Fund and Master Basic Value Trust, both appearing in the June 30, 2004 Annual Report of the Fund, which is incorporated by reference in the Statement of Additional Information which is part of this Registration Statement. We also consent to the reference to us under the caption “Financial Highlights” in the Prospectus, which is also part of this Registration Statement.

/s/    Deloitte & Touche LLP

Princeton, New Jersey

October 21, 2004